Bovie Medical Corporation Reports Third Quarter 2014 Results

Third Quarter 2014 Highlights
●	Total sales increased 17% year-over-year to $6.8 million
●	Adjusted gross margin expanded to 41.3%
●	Strengthened R&D capability to develop Bovie’s existing product pipeline

J-Plasma® Update
●	Q3 sales were $90,514, twice the $45,000 reported for first half 2014
●	Over 20 systems in active evaluation by Hospital Value Analysis Committees
●	Appointed two new sales executives
●	Added 5 direct sales people bringing direct sales force to 13

CLEARWATER, FL - November 6, 2014 - Bovie Medical Corporation (NYSE:BVX), a maker of medical devices and supplies, and the developer of J-Plasma®, a patented new surgical product, today announced results for the third quarter ended September 30, 2014.

Management Comments

“This was another quarter of solid financial and operating achievements for Bovie Medical.  Our double-digit revenue increase drove a 250 basis point improvement in adjusted gross margin and reflected growth in each of our businesses,” said Robert L. Gershon, Chief Executive Officer.  “Sales of core products continued to show strong year-over-year growth, and our OEM business benefitted from existing relationships while adding new contracts to our portfolio of business.

“J-Plasma® sales increased substantially on both a year-over-year and sequential basis as we continue to build a platform to accelerate and support future growth.  At the end of the third quarter, we had 14 ordering  accounts, and our systems are currently being evaluated by over 20 Hospital Value Analysis Committees (VACs), confirming a high level of interest.  We completed several major surgeon training programs to date, and physician interest remains high, and  feedback has been very positive.

“We accelerated the J-Plasma® commercialization process by expanding our direct sales force to 13 experienced individuals, who are working together with a dedicated group of 21 manufacturers’ representatives to extend J-Plasma®’s usage in our targeted markets of gynecology, dermatology and plastic surgery.  Investments in these professionals will enable us to build recognition and adoption of J-Plasma® on a national level.

“Last week, Shawn Roman joined the Company as Director of Research and Development.  This appointment is aligned with our strategy to leverage Bovie’s existing R&D pipeline, as well as our in-house design capabilities and manufacturing facility, to drive future growth,” Mr. Gershon added.

Third Quarter 2014 Results

Third quarter sales were $6.8 million, a 17% increase, compared to $5.8 million for the same quarter of 2013. Sales of distributed and branded products were $6.1 million, an increase of 11%, compared to $5.5 million a year ago.  Sales of OEM products were $0.6 million, an increase of 110%, compared to $0.3 million for the same quarter of 2013.  J-Plasma® sales totaled $90,514, ahead of the $45,000 reported for the first half of this year and the $14,450 reported for the same quarter a year ago.

Third quarter gross profit was $1.9 million, compared to $2.2 million a year ago.  Gross margin was 28.3%, compared to 38.8% a year ago.  Adjusted gross margin, which excludes costs related to excess and obsolete  inventories identified during the quarter, and other adjustments, was 41.3%, compared to 38.8% a year ago.

Operating expenses increased 57% to $4.3 million in this year’s third quarter, primarily related to higher costs associated with building the infrastructure necessary for the acceleration of the commercialization of J-Plasma® and the future growth of Bovie’s core/OEM businesses.  This includes over $650,000 of incremental costs directly attributable to direct sales and other customer-facing activities not present in last year’s third quarter.  Total spending for J-Plasma® was approximately $1.8 million year-to-date, up from approximately $609,000 in the comparable period last year. R&D spending increased 27% in the third quarter, in line with the Company’s strategy of bringing further innovation to market.

The Company incurred an operating loss in the third quarter of $2.4 million, compared to an operating loss of $475,000 in the third quarter of 2013.  Adjusted operating loss, which excludes the previously mentioned costs related to excess and obsolete inventories and other adjustments, was $1.4 million, compared to an operating loss of $475,000 in the prior year period.

The Company reported a net loss of $3.0 million, or $0.17 per diluted share, compared to a net loss of $341,000, or $0.02 per diluted share, in the third quarter of 2013.  Included in the third quarter results for 2014 was an expense of $1.7 million related to the derivative revaluation of Bovie’s warrants. Excluding the derivative revaluation expense and other non-GAAP charges, the Company would have reported a net loss per diluted share of $0.04 for the third quarter of 2014.

Summary and Outlook

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During the third quarter, Bovie announced the publication of two independent white papers on J-Plasma®.  The first examined the pre- and post-procedural results on facial wrinkles.  The second explained the benefits of treating endometriosis and chronic pelvic pain with J-Plasma®.  With these two white papers, Bovie has published four of the five planned white papers to be published on J-Plasma® in 2014.  The white papers can be accessed on Bovie’s website at www.boviemed.com. One additional white paper is expected to be published by the end of the fourth quarter.  This initiative is expected to greatly assist in the sell-in efforts with Value Analysis Committees at hospital customers.

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Over the last four months, the Company completed surgeon training in Tampa, St. Louis, Orlando and Portland, Oregon. Additional training programs are scheduled to be completed by the end of 2014, and, as more surgeons express interest in J-Plasma®, the Company is prepared to expand its training program schedule to facilitate adoption of the technology.

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In August, the Company appointed Todd Hornsby as Vice President of Sales and Craig Roberson as Eastern Regional Sales Manager. They bring a combined 35 years of medical device sales experience to Bovie and will play important roles in accelerating and managing the commercialization of J-Plasma®.

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In October, the Company added five experienced direct sales people who will be responsible for J-Plasma®’s rollout in their assigned territories. Bovie’s current J-Plasma® sales force is comprised of 13 direct sales people and 21 independent manufacturers’ representatives, who are focused on driving adoption of the J-Plasma® device.

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J-Plasma® was recognized as an Innovation of the Year by The Society of Laparoendoscopic Surgeons (SLS), an educational, non-profit organization established to ensure the highest standards for the practice of laparoscopic, endoscopic, and minimally invasive surgery.

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The Derm 101 and 102 products began shipping in August. These efficient and economical high-frequency desiccators will allow medical practitioners including family physicians, pediatricians, general dermatologists, and nurse practitioners to perform minor skin procedures.

“We expect to report continued progress in this year’s fourth quarter across the organization. Our total revenue increased a robust 15% in the first nine months of this year, and we anticipate another period of year-over-year growth as we invest in initiatives that leverage the benefits of Bovie’s brand and its reputation for high quality products.   J-Plasma®’s recognition and adoption continue to increase, and we look forward to accelerating J-Plasma®’s rollout in the fourth quarter,” concluded Mr. Gershon.

Conference Call

The Company’s management will host a conference call to discuss the results and latest corporate developments on Thursday, November 6, 2014, at 4:30 pm ET. Following management’s formal remarks, there will be a question and answer session.

To listen to the call by phone, interested parties within the U.S. should call 877-407-4018. International callers should call 201-689-8471. All callers should reference the Bovie Medical Corporation conference call.

A webcast of the conference call will be accessible through the Investor Relations section of the Bovie Medical Corporation’s website at www.boviemed.com.  The webcast replay of the call will be available at the same site approximately one hour after the end of the call through December 6, 2014.

About Bovie Medical Corporation

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented new plasma-based surgical product for cutting and coagulation. J-Plasma® utilizes a helium ionization process to produce a stable, focused beam of ionized gas that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company’s own well-respected brands (Bovie®, Aaron®, IDS™ and ICON™) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie Medical Corporation’s website www.boviemed.com.

Use of Non-GAAP Financial Measures

In this press announcement, management has disclosed financial measurements that present financial information not in accordance with Generally Accepted Accounting Principles (GAAP).  These measurements are not a substitute for GAAP measurements, although company management uses these measurements as aids in monitoring the company's ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against other medical technology companies. Adjusted non-GAAP gross margin, adjusted non-GAAP income from operations, adjusted non-GAAP net income and adjusted non-GAAP income per diluted share measure the gross margin, income from operations, net income and income per diluted share of the company excluding unusual items.  Management uses and presents these measures because management believes that such adjustments facilitate an understanding of the financial impact of unusual items on the company's short- and long-term financial trends.  Management also uses adjusted non-GAAP items to forecast and to evaluate the operational performance of the company, as well as to compare results of current periods to prior periods on a consistent basis.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly-titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Cautionary Statement on Forward-Looking Statements

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Reports on Form 10-K/A and 10-Qs for the year ended December 31, 2013 and the quarters ended March 31, 2014, and June 30, 2014. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact
Monique Kosse
Bertner Advisors LLC
(860) 940-0352
Investor.relations@boviemed.com